Exhibit 2.2

                         RESTATED EXCHANGE AGREEMENT

              THIS RESTATED EXCHANGE AGREEMENT (the "Agreement"), executed on September 18, 1998 but effective as of the 1st day of October, 1997 (the "Effective Date"), by and among IMTEK OFFICE SOLUTIONS, a Delaware corporation ("Imtek"), and Imtek Services Corporation, a Maryland corporation ("Services" and, together with Imtek, the "Buyer") and the undersigned individuals, representing all of the holders (each a "Shareholder" and collectively, the "Shareholders") of shares of common stock of THOMPSON BUSINESS PRODUCTS, INC., a Maryland corporation ("Thompson") on the Effective Date.

     WHEREAS, the parties entered into an Agreement dated October 1, 1997 which did not accurately reflect the intentions of the parties (the "October Agreement");

     WHEREAS, the parties now desire to enter into this Restated Exchange Agreement in order to accurately memorialize the intentions of the parties with respect to the transactions contained herein, which shall supercede the October Agreement;

     WHEREAS, this Agreement accurately reflects Buyer's desire to acquire all 1,000,000 shares of issued and outstanding common stock of Thompson (the "Thompson Stock"), in exchange for 1,000,000 issued shares of common stock of Imtek (the "Imtek Stock");

     WHEREAS, this Agreement accurately reflects Shareholders' desire to exchange all of their shares of Thompson Stock for the Imtek Stock in accordance with the terms of this Agreement (the "Exchange Offer"); and

     WHEREAS, the parties desire this Agreement to be effective as of October 1, 1997;

               NOW, THEREFORE, in consideration of the mutual promises, covenants, and representations contains herein, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

                                  ARTICLE 1
                           EXCHANGE OF SECURITIES

     1.1 Issuance of Shares. Subject to all of the terms of this Agreement, Buyer agrees to issue the Imtek Stock in exchange for the Thompson Stock on the Closing Date. Stock certificates evidencing the Thompson Stock shall be delivered by the Shareholders at closing to Services, duly endorsed to Services or in blank. The Imtek Stock shall be issued to each of the Shareholders in accordance with Exhibit 1.1 hereof on the Closing Date against proper delivery of stock certificates evidencing the Thompson Stock in accordance with the terms of this Agreement.

     1.2 Exemption from Registration. The parties hereto intend that the Imtek Stock to be issued by Imtek to the Shareholders shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act") and the rules and regulations promulgated thereunder and applicable sections of the Maryland statutes.

     1.3 Tax Free Exchange. The parties hereto intend that the exchange herein be tax-free pursuant to Section 368 of the Internal Revenue Code of 1968. Nevertheless no revenue ruling or opinion of counsel is being sought in this regard and such tax treatment is not a condition of closing herein.

                                  ARTICLE 2
               REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

     The Shareholders hereby represent and warrant to Buyer on October 1, 1997 that, as of the Effective Date:

     2.1 Organization. Thompson is a corporation duly organized, validly existing, and in good standing under the laws of Maryland, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

              2.2   Capital.   The authorized capital stock of Thompson
consists of 1,000,000 shares of common stock, no par value, of which 1,000,000 shares are currently issued and outstanding. The shares currently outstanding are owned by the shareholders of Thompson set forth in Exhibit
1.1 hereto in the respective amounts set forth opposite their names thereon. All of the issued and outstanding shares of Thompson are duly and validly issued, fully paid, and nonassessable. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities, or other agreements or commitments obligating Thompson to issue or to transfer from treasury any additional shares of its capital stock of any class.

      2.3 Subsidiaries. Thompson does not have any subsidiaries or own any interest in any other enterprise (whether or not such enterprise is a corporation).

      2.4 Directors and Officers. Exhibit 2.4 contains the names and titles of all directors and officers of Thompson as of the Effective Date.

      2.5 Financial Statements. Exhibit 2.5 includes the balance sheet for October 1, 1997.

      2.6 Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, Buyer and/or its accountants and attorneys shall have the opportunity to meet with Thompson's accountants and attorneys to discuss the financial condition, business and operations of Thompson. Thompson shall make available to Buyer and/or its representatives all books and records of Thompson. If the transaction contemplated hereby is not completed, all documents received by Buyer and/or its representatives shall be returned to Thompson and all information so received shall be treated as confidential.

      2.7 Compliance with Laws. Thompson has complied with, and is not in violation of, applicable federal, state or local statues, laws and regulations (including, without limitation, any applicable building, zoning or other law, ordinance or regulation) affecting its properties or the operation of its business, except for matters which would not have a material affect on Thompson or its properties.

      2.8    Litigation, Claims or Assessments.  Except as set forth in
Exhibit 2.8 hereto, Thompson is not a party to any suit, claim, assessment, action, arbitration or legal, administrative other proceeding, or governmental investigation pending or, to the best knowledge of Thompson, threatened against or affecting Thompson or its business, assets or financial condition, except for matters which would not have a material affect on Thompson or its properties. Thomspon is not in default with respect to any order, writ injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. Thompson is not engaged in any lawsuits to recover any material amount of monies due to it except in the ordinary course of business.

      2.9 Authority. The Shareholders will have full power and authority to execute, deliver and perform this Agreement and this Agreement will be a legal, valid and binding obligation of the Shareholders, enforceable in accordance with its terms and conditions, except as may be limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

      2.10 Ability to Carry Out Obligations. The execution and delivery of this Agreement by the Shareholders and the performance by them or their obligations hereunder will not cause, constitute or conflict with or result in (a) any material breach or violation of any of the provisions of or constitute a material default under any license, indenture, mortgage, charter, instrument, articles of incorporation, by-laws, or other agreement or instrument to which Thompson is a party, or by which it may be bound, nor will any other consents or authorizations of the Shareholders be required,
(b) an event that would permit any party to any material agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Thompson, or (c) an event that would result in the creation or imposition of any material lien, charge, or encumbrance of any asset of Thompson.

      2.11 Full Disclosure. None of the representations and warranties made by the Shareholders herein, or in any exhibit, certificate, schedule or memorandum furnished or to be furnished to Buyer hereunder, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

      2.12 Assets. Thompson has good and marketable title to all of its property listed in Exhibit 2.12 hereto.

     2.13 Liabilities. Thompson has liabilities listed in Exhibit 2.13 hereto.

     2.14 Material Contracts. Except as listed in Exhibit 2.13 hereto, or as otherwise disclosed herein, Thompson has no material contracts to which it is a party or by which it is bound.

                                  ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF BUYER

          Imtek represents and warrants to each Shareholder as of the Effective Date that:

     3.1 Organization. Imtek is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, has all necessary corporate powers to own properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

     3.2   Capital.   The authorized capital stock of Imtek consists of
250,000,000 shares of .000001 par value common stock, of which 5,490,565 shares of common stock will be issued and outstanding immediately prior to the Effective Date. All of the issued and outstanding shares are duly and validly issued, fully paid and nonassessable. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Imtek to issue or to transfer from treasury any additional shares of its capital stock of any class as of the Effective Date.

     3.3 Subsidiaries. As of the Effective Date, Imtek has 2 wholly-owned subsidiaries, Imtek Corporation and Imtek Services Corporation.

     3.4   Directors and Officers.   Exhibit 3.4 annexed hereto and hereby
incorporated herein by reference, contains the names and titles of all directors and officers of Imtek as of the Effective Date.

     3.5 Financial Statements. Exhibit 3.5 annexed hereto and hereby incorporated herein by reference, consists of unaudited financial statements of Imtek as of June 30, 1997 containing the balance sheets of Imtek and the related statements of income and retained earnings for the period then ended, and the financial statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed by Imtek throughout the period indicated, and fairly present the financial position of Imtek as of the dates of the balance sheets included in the financial statements, and the results of operations for the period indicated.

     3.6 Absence of Changes. Since June 30, 1997 there has not been any change in the financial condition or operations of Imtek, except for changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

     3.7 Absence of Undisclosed Liabilities. As of October 1, 1997, Buyer did not have any material debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected in Imtek's balance sheet as of June 30, 1997.

     3.8 Tax Returns. Within the time and in the manner prescribed by law, Imtek has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable. The provisions for taxes, if any, reflected in those balance sheets included in
Exhibit 3.5 are adequate for any and all federal, state, county and local taxes for the periods ending on the date of those balance sheets and for all prior periods, Imtek.

     3.9 Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, Shareholders shall have the opportunity to meet with Imtek's accountants and attorneys to discuss the financial condition of Imtek and Services. Imtek shall make available to Shareholders all books and records of Imtek and Services which Shareholders agree to keep confidential and return to Imtek or Services upon request.

     3.10 Compliance with Laws. Imtek has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable building, zoning, environmental or other law, ordinance, or regulation) affecting its properties or the operation of its business.

     3.11 Litigation. Imtek is not a party to any suit, claim, assessment, action, arbitration, or legal, administrative, or other proceeding or governmental investigation pending or, to the best knowledge of Imtek, threatened against or affecting Imtek or its business, assets, or financial condition. Imtek is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department agency, or instrumentality. Imtek is not engaged in any legal action to recover moneys due to it except in the ordinary course of business.

     3.12 Authority. The board of Directors of Imtek has authorized the execution of this Agreement and the transactions contemplated herein, and Imtek has full power and authority to execute, deliver and perform this Agreement and this Agreement is the legal, valid and binding obligation of Imtek, is enforceable in accordance with its terms and conditions, except as may be limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally. The approval of Imtek's shareholders is not necessary for this transaction.

     3.13 Ability to Carry Out Obligations. The execution and delivery of this Agreement by Imtek and the performance by Imtek of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (a) any material breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, certificate of incorporation, bylaw, or other agreement or instrument to which Imtek is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any material agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Imtek, or (c) an event that would result in the creation or imposition of any material lien, charge, or encumbrance of any asset of Imtek.

     3.14 Validity of Buyer Shares. The shares of Imtek Stock to be delivered pursuant to this Agreement, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

     3.15 Full Disclosure. None of the representation and warranties made by Imtek herein, or in any exhibit, certificate or memorandum furnished or to be furnished by Imtek, or on its behalf, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading as of the Effective Date.

     3.16 Assets. Imtek has good marketable title to all of its property free and clear of any and all liens, claims and encumbrances.

     3.17 Material Contracts. Imtek has no material contracts to which it is a party or by which it is bound.

     3.18 Indemnification. Imtek agrees to indemnify, defend and hold the shareholders harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney fees, that they shall incur or suffer, which arise out of, result from or relate to any breach of, or failure by Imtek to perform any of it representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by Imtek under this Agreement.

                                  ARTICLE 4
                   ADDITIONAL SHAREHOLDER REPRESENTATIONS

     4.1 Share Ownership. The Shareholders hold shares of Thompson's common stock as set forth in Exhibit 1.1 hereto. Such shares are owned of record and beneficially by each holder there of, and such shares are not subject to any lien, encumbrance or pledge. Each Shareholder holds authority to exchange such shares pursuant to this Agreement.

     4.2 Investment Intent. Each Shareholder understands and acknowledges that the Imtek Stock is being offered for exchange in reliance upon the exemption provided in Section 4(2) of the Securities

Act of 1933 (the "Securities Act") for nonpublic offerings; and each Shareholder makes the following representations and warranties with the intent that the same may be relied upon in determining the suitability of each Shareholder as a purchaser of securities.

     (a) The Imtek Stock is being acquired solely for the account of each Shareholder, for investment purposes only, and not with a view to, or for sale in connection with, any distribution thereof and with no present intention of distributing or reselling any part of the Imtek Stock.

     (b) Each Shareholder agrees not to dispose of his or her Imtek Stock or any portion thereof unless and until counsel for Imtek shall have determined that the intended disposition is permissible and does not violate the Securities Act or any applicable state securities laws, or the rules and regulations thereunder.

     (c) Each Shareholder acknowledges that Imtek has made all documentation pertaining to all aspects of the Exchange Offer available to him and to his qualified representatives, if any, and has offered such person or persons an opportunity to discuss the Exchange Offer with the officers of Imtek.

     (d) Each Shareholder is knowledgeable and experienced in making and evaluating investments of this nature and desires to accept the Exchange Offer on the terms and conditions set forth.

     (e) Each Shareholder is able to bear the economic risk of an investment, as a result of the Exchange Offer, in the Imtek Stock.

     (f) Each Shareholder understands that an investment in the Imtek Stock is a speculative investment, is not liquid, and each Shareholder has adequate means of providing for current needs and personal contingencies and has no need for liquidity in this investment.

     4.3 Indemnification. Each Shareholder recognizes that the offer of the Imtek Stock to him or her is based upon the representations and warranties set forth and contained herein and hereby agrees to indemnify, and hold harmless Buyer against all liability, costs or expenses (including reasonable attorney's fees) arising as a result of any misrepresentations made herein by such Shareholder.

     4.4 Legend. Each Shareholder agrees that the certificates evidencing the Imtek Stock acquired pursuant to this Agreement will have a legend placed thereon stating that the securities have not been registered under the Act or any state securities laws and setting forth or referred to the restrictions on transferability and sale of the Imtek Stock.

     4.5 Release. As of the Effective Date, Shareholders do hereby release Thompson from all claims, debts and liabilities, except for those listed on
Exhibit 4.5 hereto, if any.

                                 ARTICLE 5

                                 COVENANT

     5.1 Investigative Rights. From the date of this Agreement until the Closing Date, each party shall provide to the other party, and such other party's properties, books, contracts, commitments, and records for the purpose of examining the same. Each party shall furnish the other party with all information concerning each party's affairs as the other party may reasonably request.

     5.2 Conduct of Business. Prior to the Closing, Imtek and Thompson shall each conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of the other party, except in the regular course of business. Prior to the Closing, neither Imtek nor Thompson shall amend its Articles of Incorporation or Bylaws, or declare dividends, redeem or sell stock or other securities, incur additional or newly-funded liabilities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business.

     5.3 Compliance with Securities Laws. The Shareholders acknowledge that Imtek is subject to the SEC filing and information requirements under the Securities Exchange Act of 1934. Shareholders shall cooperate with Imtek in connection with any and all requirements of such Act, including, without limitation, the preparation and filing of Form 8-K reporting the consummation of the transaction herein and all subsequent reports and filing required by the Act and the rules and regulations thereunder relating to the transactions contemplated hereby in the manner and at the time required.

     5.4 Change of Management. Imtek will cause new officers and directors selected by Imtek to be elected as of the Closing Date.

                                  ARTICLE 6
                 CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

     6.1 Conditions. Buyer's obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article VI. Buyer may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Buyer of any other condition of or any of Buyer's other rights or remedies, at law or in equity, if Thompson shall be in default of any of their representations, warranties, or covenants under this Agreement.

     6.2 Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by Shareholders in the Agreement or in any written statement that shall be delivered to Buyer under this agreement shall be true and accurate on and as of the Closing Date as though made at that time.

     6.3 Performance. Thompson shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

     6.4 Absence of Litigation. No action, suit, or proceeding before any court of any governmental body of authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Thompson or any of the Shareholders on or before the Closing Date.

     6.5 Acceptance by Thompson Shareholders. The holders of an aggregate of not less than 100% of the issued and outstanding share of common stock of Thompson shall have agreed to exchange their shares for shares of Imtek Stock in accordance with this Agreement.

     6.6 Certificate. Shareholders shall have delivered to Imtek a certificate, dated the Closing Date, and signed by the Shareholders and the President of Thompson, certifying that each of the conditions specified in Sections 6.2 through 6.6 hereof have been fulfilled.

                                  ARTICLE 7
              CONDITIONS PRECEDENT TO SHAREHOLDERS' PERFORMANCE

     7.1 Conditions. Shareholders' obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article 7. Shareholders may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute, a waiver by Shareholders of any other condition of or any of Thompson's and Shareholders' rights or remedies, at law or in equity, if Buyer shall be in default of any of its representations, warranties, or covenants under this Agreement

     7.2 Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by Buyer in this Agreement or in any written statement that shall be delivered to Shareholders by Buyer under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

     7.3 Performance. Buyer shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

     7.4 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Buyer on or before the Closing Date.

     7.5 Officers' Certificate. Imtek shall have delivered to Shareholders a certificate, dated the Closing Date and signed by the President of Imtek certifying that each of the conditions specified in Sections 7.2 through 7.4 have been fulfilled.

                                  ARTICLE 8
                                   CLOSING

     8.1 Closing. The closing of this transaction shall be held at the offices of Imtek, or such other place as shall be mutually agreed upon, on such date as shall be mutually agreed upon by the parties but no later than October 31, 1997. At the Closing:

     (a) Each Shareholder shall present the certificates representing his shares of Thompson being exchanged to Services, and such certificates will be duly endorsed to Services or in blank.

     (b) Each Shareholder shall receive a certificate or certificates representing the number of shares of Imtek for which the shares of Thompson common stock shall have been exchanged.

     (c)  Imtek shall deliver an officer's certificate, as described in
Section 7.5 hereof, dated the Closing Date, that all representations, warranties, covenants and conditions set forth in this Agreement on behalf of Imtek are true and correct as of, or have been fully performed and complied with by, the Closing Date.

     (d) Buyer shall deliver a signed consent and/or Minutes of the Directors of Imtek approving this Agreement and each matter to be approved by the Directors of Imtek under this Agreement.

     (e) Shareholders shall deliver a Shareholders' certificate, as described in Section 6.6 hereof, dated the Closing Date, that all representations, warranties, covenants and conditions set forth in this Agreement on behalf of Shareholders are true and correct as of, or have been fully performed and complied with by, the Closing Date.

                                  ARTICLE 9
                                 NON-COMPETE

     9.1 General Non-Compete. The Shareholders listed in Exhibit 1 attached hereto, acknowledge the receipt of Imtek Stock and other value consideration and agree not to compete with the business of the Buyer, it successors or assigns for a period of 5 years commencing from the date of this Agreement. The term "not compete" with the business of the Imtek shall mean that the Shareholders shall not directly or indirectly, or in any capacity, on behalf of themselves or on behalf of any other firm, engage or compete in a business substantially similar or competitive to the business of Thompson, Imtek or Services.

     9.2 Non-Compete in the Viatical Settlement Business. The Shareholders listed in Exhibit 1 of this Agreement, acknowledge the receipt of valuable shares of Imtek Stock and other value consideration in exchange for Thompson's viatical settlement business and agree not to directly or indirectly, as an owner, officer, director, employee, consultant, or stockholder, engage in the viatical settlement business for a period of 5 years commencing with the date of this Agreement. The Shareholders acknowledge and agree herein that the non-compete agreements described in this Article 9 specifically prohibits any solicitation of funds, life insurance policies or services from any companies, brokers, agents, consultants, physicians, attorneys, hospitals, health care service providers and medical testing laboratories listed in Exhibit 2.14. Thompson's viatical settlement business shall mean the origination, buying, funding, servicing, and selling of life insurance policies owned by terminally ill individuals.

                                 ARTICLE 10
                                MISCELLANEOUS

     10.1 Headings. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

     10.2 No Oral Change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but it can be changed by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

     10.3 Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other subsequent breach.

     10.4 Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

     10.5 Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

     10.6 Choice of Law. This Agreement and its application shall be governed by the laws of the State of Maryland.

     10.7 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.8 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

     If to Services or Imtek:

               Imtek Office Solutions, Inc.
               8028 Ritchie Highway, Suite 208
               Pasadena, MD 21122

     If to Thompson or the Shareholders:

               Shareholders: C/O Beneficial Assistance
               1818 Pot Spring Road, Suite 252
               Timonium, MD 21093

     10.9 Binding Effect. This Agreement shall insure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

     10.10 Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein. .
10.11 Announcements. Buyer and Shareholders will consult and cooperate with each other as to the timing and content of any announcements of the transactions contemplated hereby to the general public or the employees, customers or suppliers.

      10.12 Expenses. Each party will pay its own legal, accounting and any other out-of-pocket expenses reasonably incurred in connection with this transaction, whether or not the transaction contemplated hereby is consummated.

     10.13 Survival of Representations and Warranties. The representation, warranties, covenants and agreements of the parities set forth in this Agreement or in any instrument, certificate, opinion, or other writing providing for in it, shall survive the Closing irrespective of any investigation made by or on behalf of any party.

     10.14 Exhibits. As of the execution hereof, the parties hereto have provided each other with the Exhibits provided herein above, including any items referenced therein or required to be attached thereto. Each of the Exhibits shall be deemed incorporated herein by reference and to be part of this Agreement. Any material changes to the information set forth in the Exhibits prior to the Closing Date shall be immediately disclosed to the other party.

AGREED TO AND ACCEPTED as of the date first above written.


IMTEK OFFICE SOLUTIONS, INC.                   THOMPSON BUSINESS PRODUCTS, INC.


By:/s/ Edwin C. Hirsch
     Edwin C. Hirsch - President

By:/s/ Robert W. Hoover
     Robert W. Hoover - President

IMTEK SERVICES CORPORATION

By:/s/ Edwin C. Hirsch                          By:/s/ Brad Thompson
     Edwin C. Hirsch - President                     Brad Thompson

By:/s/ Robert Hoover                            By:/s/ Sandra Hoover
      Robert Hoover - President                      Sandra Hoover

By:/s/ Andrew Walter                            By:/s/ Janice Thompson
      Andrew Walter                                  Janice Thompson

By:/s/ David Hoover                             By:/s/ Steven Warren
      David Hoover                                  Steven Warren

By:/s/ Charles Firth                            By:/s/ Eric Thompson
      Charles Firth                                  Eric Thompson

By:/s/ Mary Ellen Thompson                      By:/s/ Louis Thompson
      Mary Ellen Thompson                            Louis Thompson

By:Margaret Thompson                            By:/s/ Kimberly Walter
      Margaret Thompson                              Kimberly Walter

By:Karen Walter                                 By:/s/ Roberta Walter
      Karen Walter                                   Roberta Walter

By:/s/ Joyce Walter                             By:/s/ John Hoover
      Joyce Walter                                   John Hoover

By:/s/ Betty Firth
      Betty Firth